Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ZP HOLDINGS, INC.

ZP Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation, by written consent, adopted resolutions proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED:	That the Board of Directors recommends and deems it advisable that the Certificate of Incorporation, as amended to date, of the Corporation (the “Certificate of Incorporation”) be further amended by deleting Article FIRST thereof in its entirety and inserting the following new Article FIRST in its place:

“FIRST:        The name of the corporation (the “Corporation”) is Zosano Pharma Corporation.”

RESOLVED:	That the aforesaid proposed amendment to the Certificate of Incorporation (the “Charter Amendment”) be submitted to the stockholders of the Corporation for their consideration.

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of said amendment has been or will be given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD:	That the aforesaid amendment was duly adopted in accordance with the provisions of section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on the 20th day of June, 2014.

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President